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                                                                       EXHIBIT 8



            [Letterhead of Ireland, Stapleton Pryor & Pascoe, P.C.]


July __, 2000

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of IGT Acquisition Co. ("Sub"), a Colorado corporation and direct and wholly-owned subsidiary of Stryker Corporation ("Parent"), a Michigan corporation, with and into Image Guided Technologies, Inc., a Colorado corporation (the "Company") pursuant to an Agreement and Plan of Merger, dated as of June 1, 2000 (the "Merger Agreement"), by and among Parent, Sub and the Company and as described in the registration statement on Form S-4 (the "Registration Statement"), which includes the Proxy Statement/Prospectus of the Company and the Parent, as filed with the Securities and Exchange Commission (the "SEC") on June 28, 2000.

In that connection, you have requested our opinion regarding certain Federal income tax consequences of the Merger. For purposes of our opinion, we have relied upon, and have assumed without having independently verified, the completeness, truth, and accuracy of the Merger Agreement, the Registration Statement, and the representations to be made by the Company and the Parent in certain letters to us (the "Representation Letters"), at all times up to and including the Closing Date. We have further assumed that any representations to be made in the Representation Letters or in the Merger Agreement "to the best knowledge of" or similarly qualified are true, correct and complete, and will continue to be true, correct and complete at all times up to and including the Closing Date, in each case without such qualification. If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

The opinion expressed herein is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current regulations and proposed regulations thereunder, current published administrative rulings and procedures of the Internal Revenue Service, and judicial decisions published to date, all of which are subject to change at any time. It should be noted that future legislative, judicial or administrative actions, decisions or interpretations, which may be retroactive in effect, could materially affect our opinion.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the

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opinion that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

We are furnishing this opinion in connection with the filing of the Registration Statement with the SEC, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purposes without our express written permission.

We consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

Very truly yours,


Ireland Stapleton, Pryor and Pascoe, P.C.